Exhibit 99.1

CA Announces Results of Tender Offer

$176 Million in 4.750 percent Senior Notes Tendered

ISLANDIA, N.Y., February 26, 2009 – CA, Inc. (NASDAQ: CA) today announced the results of its previously announced cash tender offer for any and all of its outstanding 4.750 percent Senior Notes due December 1, 2009 (CUSIPs 12673PAA3, 204912AS8 and U20385AD9).

The tender offer expired at 5 p.m., New York City time, on February 25, 2009.  As of the expiration of the tender offer, CA had received valid tenders of approximately $176 million aggregate principal amount of the notes.  CA has accepted for payment all of these notes. On the settlement date, which is expected to be February 27, 2009, for each $1,000 principal amount of notes tendered, holders will receive an amount, paid in cash, equal to $1,000 plus accrued and unpaid interest from the last interest payment date of December 1, 2008 up to, but not including, the settlement date.

J.P. Morgan Securities Inc. acted as the dealer manager, MacKenzie Partners, Inc. acted as the information agent and The Bank of New York Mellon acted as the depositary for the tender offer.

About CA

CA (NASDAQ: CA) is the world’s leading independent IT management software company. With CA’s Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. For more information, visit www.ca.com.

Cautionary Statement Regarding Forward-Looking Statements

The Company has assessed and will continue to assess the impact on its business of the general economic downturn and the related impact on the financial services sector in particular. Approximately one third of the Company’s revenue comes from arrangements with financial institutions (i.e., banking, brokerage and insurance companies). The majority of these arrangements are for the renewal of mainframe capacity and maintenance associated with transactions processed by such financial institutions. While the Company cannot predict what impact there may be on its business from further consolidation of the financial industry sector, or the impact from the economy in general on our business, to date the impact has not been material to the Company’s balance sheet, results of operations or cash flows. The vast majority of the Company’s subscription and maintenance revenue in any particular reporting period comes from contracts signed in prior periods, generally pursuant to contracts ranging in duration from three to five years.

Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements” that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management.  These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of the Company’s key financial metrics; given the global nature of the Company’s business, economic factors or political events beyond the Company’s control can affect its business in unpredictable ways; changes to the compensation of the Company’s sales organization and changes to the Company’s sales coverage model and organization could adversely affect the Company’s business, financial condition, operating results and cash flow; if the Company does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; the Company may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; the Company is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; the Company’s business may suffer if it is not able to retain and attract qualified personnel, including key managerial, technical, marketing and sales personnel; failure to adapt to technological change in a timely manner could materially adversely affect the Company’s revenue and earnings; if the Company’s products do not remain compatible with ever-changing operating environments, it could lose customers and the demand for its products and services could decrease; the Company may lose access to third party operating systems or certain third party software that the Company uses in daily operations, either of which could delay product development and production; certain software the Company uses is from open source code sources, which, under certain circumstances, may lead to unintended consequences; discovery of errors in the Company’s software could materially adversely affect the Company’s revenue and earnings and subject the Company to product liability claims, which may be costly and time consuming; the Company’s credit ratings have been downgraded in the past and could be downgraded further which would require the Company to pay additional interest under its credit agreement and could adversely affect its ability to borrow; the Company has a significant amount of debt; the failure to protect the Company’s intellectual property rights and source code would weaken its competitive position; the Company may become dependent upon large transactions with customers; the Company’s sales to government customers subject it to risks, including early termination, audits, investigations, sanctions and penalties; the Company’s software products and the Company’s and customers’ data centers and IT environments may be subject to hacking or other breaches, harming the market perception of the effectiveness of the Company’s products; general economic conditions, including concerns regarding a potential global recession and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector, may lead the Company’s customers to delay or forgo technology investments and could have other impacts; the market for some or all of the Company’s key product areas may not grow; the use of third party microcode could negatively affect the Company’s product development; the Company may lose access to third party operating systems, which could negatively affect the Company’s product development;  third parties could claim that the Company’s products infringe their intellectual property rights or that the Company owes royalty payments; fluctuations in foreign currencies could result in translation losses; the Company has outsourced various functions to third parties and these arrangements may not be successful; potential tax liabilities may materially adversely affect the Company’s results; and these factors and the other factors described more fully in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Copyright © 2009 CA, Inc. All Rights Reserved.  One CA Plaza, Islandia, N.Y. 11749.  All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Carol Lu
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6920
	daniel.kaferle@ca.com	carol.lu@ca.com